Exhibit 99.3

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(in thousands, except per share and share amounts)	May 30, 2015	August 30, 2014
Assets
Current assets:
Cash and cash equivalents	$215,993	$139,840
Short-term investment securities	4,003	8,800
Restricted cash and investments (Note 5)	32,120	31,380
Merchandise inventories	1,631,925	1,609,932
Deferred income taxes	38,520	65,856
Income tax refund receivable	72,649	64,458
Prepayments and other current assets	176,026	181,780
Total current assets	2,171,236	2,102,046
Property and equipment, net	1,691,739	1,688,213
Other assets	70,142	67,036
Total assets	$3,933,117	$3,857,295

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings (Note 4)	$—	$—
Current portion of long-term debt (Note 4)	185,200	16,200
Accounts payable	643,101	773,021
Accrued liabilities	330,786	335,054
Income taxes	4,755	4,755
Total current liabilities	1,163,842	1,129,030
Long-term debt (Note 4)	299,139	484,226
Other liabilities	305,854	316,382
Deferred gain	213,806	227,080
Deferred income taxes	96,341	34,852
Commitments and contingencies (Note 9)
Shareholders’ equity (Note 7):
Preferred stock, $1 par; authorized 500,000 shares; no shares issued and outstanding	—	—
Common stock, $0.10 par; authorized 600,000,000 shares; issued 121,253,157 shares at May 30, 2015, and 120,749,980 shares at August 30, 2014, and outstanding 114,514,184 shares at May 30, 2015, and 113,986,257 shares at August 30, 2014	12,125	12,077
Capital in excess of par	357,641	333,579
Retained earnings	1,886,721	1,724,041
Accumulated other comprehensive loss	(334)	(489)
Common stock held in treasury, at cost (6,738,973 shares at May 30, 2015, and 6,763,723 shares at August 30, 2014)	(402,018)	(403,483)
Total shareholders’ equity	1,854,135	1,665,725
Total liabilities and shareholders’ equity	$3,933,117	$3,857,295

See Notes to the Consolidated Condensed Financial Statements.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Unaudited)

	39 Weeks Ended	39 Weeks Ended
(in thousands, except per share amounts)	May 30, 2015	May 31, 2014
Net sales	$8,082,866	$7,875,276
Costs and expenses:
Cost of sales	5,355,667	5,203,802
Cost of sales - restructuring	—	1,486
Selling, general and administrative	2,390,926	2,265,608
Restructuring	—	22,996
Merger fees	21,781	—
Cost of sales and operating expenses	7,768,374	7,493,892
Operating profit	314,492	381,384
Investment income	143	162
Interest expense	21,812	22,256
Other income	24,409	23,334
Income before income taxes	317,232	382,624
Income taxes	119,206	132,581
Net income	$198,026	$250,043
Net income per common share — basic	$1.73	$2.19
Weighted average shares — basic	114,378	114,066
Net income per common share — diluted	$1.73	$2.18
Weighted average shares — diluted	114,636	114,458
Dividends declared per common share	$0.31	$0.83

See Notes to the Consolidated Condensed Financial Statements.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	39 Weeks Ended	39 Weeks Ended
(in thousands)	May 30, 2015	May 31, 2014
Net income	$198,026	$250,043
Other comprehensive income:
Unrealized net gains on investment securities (net of taxes)	68	640
Other	87	40
Other comprehensive income	155	680
Comprehensive income	$198,181	$250,723

There were no material reclassifications from Accumulated other comprehensive loss into Net income.

See Notes to the Consolidated Condensed Financial Statements.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	39 Weeks Ended	39 Weeks Ended
(in thousands)	May 30, 2015	May 31, 2014
Cash flows from operating activities:
Net income	$198,026	$250,043
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	214,198	195,671
Amortization of deferred gain	(14,244)	(12,642)
Impairment on property and equipment - restructuring	—	19,041
Lease obligations on closed stores due to restructuring initiatives	(13,613)	—
Merger fees	(15,249)	—
Deferred income taxes	92,673	9,190
Excess tax benefits from stock-based compensation	(3,722)	(5,510)
Stock-based compensation	8,165	12,639
Loss on disposition of property and equipment	4,593	8,335
Changes in operating assets and liabilities:
Merchandise inventories	(21,993)	(124,546)
Prepayments and other current assets	5,809	(50,768)
Other assets	(2,508)	9,385
Accounts payable and accrued liabilities	(102,855)	(33,042)
Income taxes	(8,191)	(24,728)
Other liabilities	1,549	(67)
Net cash provided by operating activities	342,638	253,001

Cash flows from investing activities:
Purchases of restricted and unrestricted investment securities	(15,015)	(50,422)
Sales of restricted and unrestricted investment securities	18,347	63,715
Net change in restricted cash	27	390
Capital expenditures	(253,778)	(307,183)
Net proceeds from sale-leaseback	27,111	32,538
Proceeds from dispositions of property and equipment	2,402	563
Net cash used in investing activities	(220,906)	(260,399)

Cash flows from financing activities:
Short-term borrowings	1,120,000	1,916,000
Repayment of short-term borrowings	(1,120,000)	(1,640,000)
Repayment of long-term debt	(16,200)	(16,200)
Repurchases of common stock	—	(125,038)
Change in cash overdrafts	(16,950)	(29,138)
Proceeds from exercise of employee stock options	19,185	13,794
Excess tax benefits from stock-based compensation	3,722	5,510
Payment of dividends	(35,336)	(94,795)
Net cash (used in) / provided by financing activities	(45,579)	30,133

Net change in cash and cash equivalents	76,153	22,735
Cash and cash equivalents at beginning of period	139,840	140,999
Cash and cash equivalents at end of period	$215,993	$163,734

See Notes to the Consolidated Condensed Financial Statements.

FAMILY DOLLAR STORES, INC., AND SUBSIDIARIES

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. General Information

In the opinion of management, the accompanying unaudited Consolidated Condensed Financial Statements contain all adjustments (consisting of only normal recurring accruals, except as indicated in the Notes of this Report) necessary to present fairly the following:

•                  The financial position as of May 30, 2015.

•                  The results of operations for the 13 and 39 weeks ended May 30, 2015 (“third quarter” and “first three quarters” of fiscal 2015, respectively), and the 13 and 39 weeks ended May 31, 2014 (“third quarter” and “first three quarters” of fiscal 2014, respectively).

•                  Comprehensive income for the third quarter and first three quarters of fiscal 2015 and the third quarter and first three quarters of fiscal 2014.

•                  The cash flows for the first three quarters of fiscal 2015 and the first three quarters of fiscal 2014.

The unaudited Consolidated Condensed Financial Statements have been prepared for Family Dollar Stores, Inc., and its subsidiaries (“Family Dollar”) as a standalone company and should be read in conjunction with the Consolidated Financial Statements and Footnotes included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 30, 2014 (“fiscal 2014”).

The results of operations for the third quarter and first three quarters of fiscal 2015 are not necessarily indicative of the results to be expected for the full year.

The preparation of the Company’s Consolidated Condensed Financial Statements, in conformity with generally accepted accounting principles in the United States of America (“GAAP”), requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Recent Accounting Pronouncements

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2015-03 Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015 requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, however does not impact the recognition and measurement of debt issuance costs. The ASU is effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years, and early adoption is permitted. The Company does not expect the ASU to have a material impact on the Consolidated Condensed Financial Statements.

In August 2014, the FASB issued ASU 2014-15 Presentation of Financial Statements - Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter, and early adoption is permitted. The Company does not expect the ASU to have a material impact on the Consolidated Condensed Financial Statements.

In May 2014, the FASB issued ASU 2014-09 Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The ASU is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. In adopting ASU 2014-09, companies may use either a full retrospective or a modified retrospective approach. ASU 2014-09 is effective for the first interim period within annual reporting periods beginning after December 15, 2016, and early adoption is not permitted. The Company is still assessing the impact of this ASU on the Consolidated Condensed Financial Statements.

In July 2013, the FASB issued Accounting Standards Update 2013-11 Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). The ASU is effective for fiscal years, and interim periods within those years, beginning after December 15,

2013. The ASU was effective for the Company beginning in the first quarter of fiscal 2015 and did not have a material impact on the Company’s Consolidated Condensed Financial Statements.

2. Restructuring and Related Activities

Dollar Tree Merger

On January 22, 2015, at the special meeting of the Company’s stockholders, the Company’s stockholders adopted the Agreement and Plan of Merger, dated as of July 27, 2014, as amended by Amendment No. 1 on September 4, 2014, and as it may be further amended from time to time, by and among the Company, Dollar Tree, Inc. (“Dollar Tree”), and Dime Merger Sub, Inc., a wholly-owned subsidiary of Dollar Tree (“merger agreement”). Upon the terms and subject to the conditions of the merger agreement, a subsidiary of Dollar Tree will be merged with and into Family Dollar, with Family Dollar continuing as the surviving entity and a wholly-owned subsidiary of Dollar Tree after consummation of the merger.

The completion of the merger remains subject to Federal Trade Commission (“FTC”) clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and other customary closing conditions. Dollar Tree, with support from Family Dollar, is continuing to work with the Federal Trade Commission on obtaining FTC clearance under the HSR Act, and on May 29, 2015, Dollar Tree announced that it entered into a definitive agreement with Sycamore Partners to sell a divestiture package of 330 Family Dollar stores, contingent on completion of the merger, in order to address FTC concerns.

On June 16, 2015, Dollar Tree and Family Dollar also announced they signed an Agreement Containing Consent Orders proposed by the FTC staff. The agreement includes a draft Decision and Order, which remains subject to acceptance and final approval by the FTC Commissioners, and would permit Dollar Tree to acquire Family Dollar subject to an obligation to complete the divestiture within a specified period following the closing of the acquisition of Family Dollar. Dollar Tree has informed Family Dollar that Dollar Tree intends to close the merger in early July 2015, shortly after the FTC accepts the Decision and Order for public comment.

In conjunction with the pending merger, the Company incurred expenses of $4.7 million in the third quarter of fiscal 2015 and $21.8 million in the first three quarters of fiscal 2015, consisting primarily of legal fees. The Company did not consider these expenses deductible for income taxes.

As of May 30, 2015, the Company’s accrual for fees associated with the pending merger was $6.5 million, included within Accrued liabilities in the Consolidated Condensed Balance Sheet.

Fiscal 2014 Strategic Initiatives

During the second half of fiscal 2014, the Company completed a series of restructuring initiatives which included closing 377 underperforming stores and reducing expenses through workforce optimization. As a result of these initiatives, the Company’s restructuring accrual as of August 30, 2014, was $48.7 million, consisting of lease obligations, termination benefits, and other charges related to the store closures. As of May 30, 2015, the Company has paid all termination benefits and other charges associated with these restructuring initiatives.

The Company will continue to incur payments for lease obligations on each closed store until either the lease term ends or a termination agreement is reached with the landlord. The Company’s lease obligations on closed stores due to restructuring decreased $13.6 million during the first three quarters of fiscal 2015, which resulted in a remaining accrual balance of $30.1 million as of May 30, 2015. The decrease was primarily due to cash paid for recurring lease obligations and negotiated lease termination agreements. The balance due in the next 12 months was included in Accrued liabilities, and the remaining balance was included in Other liabilities in the Consolidated Condensed Balance Sheet.

3. Fair Value Measurements

Fair value accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy prioritizes the inputs used to measure fair value into three levels, giving the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs.

•                 Level 1—Quoted prices in active markets for identical assets or liabilities.

•                 Level 2—Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability, or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•                 Level 3—Inputs that are unobservable for the asset or liability.

The unobservable inputs in Level 3 can only be used to measure fair value to the extent that observable inputs in Level 1 and Level 2 are not available. The following table represents the Company’s fair value hierarchy as of May 30, 2015, and August 30, 2014, for items required to be measured at fair value on a recurring basis:

	May 30, 2015
(in thousands)	Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$47,227	$47,227	$—	$—
Investment securities:
Short-term bond mutual fund	4,003	4,003	—	—
Restricted cash and investments: (1)
Money market funds	19	19	—	—
Municipal debt securities	34,867	—	34,867	—
Other assets:
Mutual funds (2)	18,821	18,821	—	—

	August 30, 2014
(in thousands)	Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$2,502	$2,502	$—	$—
Investment securities:
Auction rate securities	4,800	—	—	4,800
Short-term bond mutual fund	4,000	4,000	—	—
Restricted cash and investments: (1)
Money market funds	46	46	—	—
Municipal debt securities	34,398	—	34,398	—
Other assets:
Mutual funds (2)	19,689	19,689	—	—

(1)         As of May 30, 2015, restricted cash and investments of $32.1 million and $2.8 million were included in Restricted cash and investments and Other assets, respectively, in the Consolidated Condensed Balance Sheet. As of August 30, 2014, restricted cash and investments of $31.4 million and $3.0 million were included in Restricted cash and investments and Other assets, respectively, in the Consolidated Balance Sheet.

(2)         Represents assets held pursuant to a deferred compensation plan for certain key management employees. The Company recorded a corresponding liability related to the deferred compensation plan in an amount equivalent to the assets above. The liability for the deferred compensation plan was recorded in Other liabilities on the Consolidated Balance Sheets.

On a non-recurring basis, the Company adjusts certain Property and equipment to fair value through impairment charges. Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset or asset group may not be recoverable. The fair value of the Property and equipment is determined based on a discounted cash flow analysis using Level 3 inputs. The Company estimates future cash flows based on historical experience and its expectations of future performance. Impairment charges were not material during the first three quarters of fiscal 2015.

Impairment charges were $19.0 million during the first three quarters of fiscal 2014 as a result of charges incurred to close 377 underperforming stores in the second half of fiscal 2014, as discussed in Note 2.

Level 2 Inputs

All assets classified as Level 2 are valued using matrix pricing. The Company believes that while the assets valued using Level 2 inputs currently trade in active markets and prices could be obtained for identical assets, the classification of these investments as Level 2 is more appropriate when matrix pricing is used.

Auction Rate Securities

During the first quarter of fiscal 2015, the Company settled its remaining $4.8 million auction rate securities (“ARS”) portfolio, which included tax-exempt bonds collateralized by federally guaranteed student loans, at par. There was no further ARS activity, including impairment or unrealized loss, during the third quarter of fiscal 2015.

The ARS portfolio was valued using Level 3 inputs due to continued issues in the global credit and capital markets causing sustained failed auctions and uncertainty surrounding the timing of future liquidity. For the past several years, the Company was able to liquidate its ARS portfolio, at or close to par value, when any of the following events occurred: a buyer was found outside the auction process, the securities were called or refinanced by the issuer, or the underlying securities matured.

The fair value of each security was determined through the use of a discounted cash flow analysis using Level 3 inputs because there was no active market for the Company’s ARS portfolio. The two most significant unobservable inputs used in the analysis were as follows:

•                  The weighted-average expected term to liquidate the securities. The assumption used in the analysis was based on the Company’s estimate of the timing of future liquidity, which assumed the securities would be called or refinanced by the issuer or repurchased by the broker dealers prior to maturity.

•                  The illiquidity factor applied to the discount rate. The assumption used in the analysis was based on market rates for similar liquid tax-exempt securities with comparable ratings and maturities. Due to the uncertainty surrounding the timing of future liquidity, a factor was applied to the discount rates to reflect the illiquidity of the investments.

The following tables summarize the change in the fair value of the Company’s ARS portfolio measured using Level 3 inputs during the third quarter and first three quarters of fiscal 2015 and the third quarter and first three quarters of fiscal 2014:

	13 Weeks Ended
(in thousands)	May 30, 2015	May 31, 2014
Beginning Balance - Level 3 inputs	$—	$16,557
Net unrealized gain included in other comprehensive income	—	89
Ending Balance - Level 3 inputs	$—	$16,646

	39 Weeks Ended
(in thousands)	May 30, 2015	May 31, 2014
Beginning Balance - Level 3 inputs	$4,800	$22,977
Sales	(4,800)	(6,946)
Realized loss on sale of investments	—	(254)
Net unrealized gain included in other comprehensive income	—	869
Ending Balance - Level 3 inputs	$—	$16,646

Additional Fair Value Disclosures

The Company has both public notes and private placement notes. The fair value for the public notes is determined using Level 1 inputs as quoted prices in active markets for identical assets or liabilities are available. The fair value for the private placement notes is determined through the use of a discounted cash flow analysis using Level 3 inputs as there are no quoted prices in active markets for these notes. The discount rate used in the analysis was based on borrowing rates available to the Company for debt of the same remaining maturities, issued in the same private placement debt market. A summary of the estimated fair value of the Company’s current and long-term debt, including the excess fair value over carrying value is as follows:

(in thousands)	May 30, 2015	August 30, 2014
Carrying value of current and long-term debt	$484,339	$500,426
Excess fair value over carrying value	26,173	30,019
Estimated fair value of current and long-term debt	$510,512	$530,445

4. Current and Long-Term Debt

Short-term Borrowings

On November 13, 2013, the Company entered into two new unsecured revolving credit facilities to replace its prior two unsecured revolving credit facilities. The unsecured revolving credit facilities provide the Company the capacity to borrow up to $900 million, less standby letters of credit needed for collateral for its insurance program of $16.4 million as of May 30, 2015.

As of May 30, 2015 and August 30, 2014, the Company had no short-term borrowings outstanding under its unsecured revolving credit facilities. During the first three quarters of fiscal 2015, the Company had no net borrowings, with $1.12 billion borrowed and repaid, and an average daily outstanding balance of $108.8 million at a weighted-average interest rate of 1.4% under its unsecured revolving credit facilities.

The Company’s unsecured revolving credit facilities contain certain restrictive financial covenants, which include a consolidated debt to consolidated capitalization ratio, a fixed charge coverage ratio, and a priority debt to consolidated net worth ratio. As of May 30, 2015, the Company was in compliance with all such covenants.

Current Portion of Long-term Debt

On September 27, 2005, the Company obtained $250 million through a private placement of unsecured senior notes due September 27, 2015. The first tranche has an aggregate principal amount of $169 million payable in a single installment on September 27, 2015.

The second tranche has an aggregate principal balance of $81 million, with a required annual principal payment of $16.2 million each September 27 from September 27, 2011, through September 27, 2015. During the first quarter of fiscal 2015, the Company made its scheduled principal payment in the amount of $16.2 million. The next and final principal payment of $16.2 million is due on September 27, 2015.

On June 19, 2015, the Company entered into an amendment to the note purchase agreement governing the unsecured senior notes due September 27, 2015, to amend the notice periods for certain optional prepayments of the notes in connection with the pending merger.

Long-term Debt

On January 28, 2011, the Company issued $300 million of 5.00% unsecured senior notes due February 1, 2021 (the “2021 Notes”), through a public offering. The Company’s proceeds were approximately $298.5 million, net of an issuance discount of $1.5 million. In addition, the Company incurred issuance costs of approximately $3.3 million. Both the discount and issuance costs are being amortized to Interest expense over the term of the 2021 Notes.

5. Restricted Cash and Investments

The Company has restricted a portion of cash and investments to serve as collateral for certain of the Company’s insurance obligations held at its wholly-owned captive insurance subsidiary. These restricted funds cannot be withdrawn from the Company’s account without secured third-party consent. As of May 30, 2015, the Company held $34.9 million in this restricted account, of which $32.1 million was included in Restricted cash and investments and $2.8 million was included in Other assets in the Consolidated Condensed Balance Sheet. As of August 30, 2014, the Company held $34.4 million in this restricted account, of which $31.4 million was included in Restricted cash and investments and $3.0 million was included in Other assets in the Consolidated Balance Sheet. The classification between current and non-current is based on the timing of expected payments of the secured insurance obligations.

6. Build-to-Suit and Sale-Leaseback Transactions

The Company uses build-to-suit and sale-leaseback transactions to construct and lease new stores. In a build-to-suit transaction, an unrelated third-party funds store construction and owns the property throughout and upon completion of construction. In a sale-leaseback transaction, the Company provides funding for store construction and owns the property upon completion of construction. Upon completion of the stores’ construction in build-to-suit transactions and concurrent with the sale of stores in sale-leaseback transactions, the Company enters into agreements to lease the properties over an initial term of 15 years, with four, 5-year fixed renewal options. The Company evaluates each store individually upon certain events during the life of the lease, including individual renewal options. The Company classifies these leases as operating leases, actively uses the leased properties, and considers the leases normal leasebacks.

During the first three quarters of fiscal 2015, the Company completed 210 build-to-suit transactions to support new store growth. Additionally, the Company completed sale-leaseback transactions under which it sold 15 stores to unrelated third-parties for net proceeds of approximately $27.1 million. Upon closing of the transactions, the Company deferred a gain of approximately $1.0 million realized on the sale of the assets and will amortize the gain over the initial lease term.

During the first three quarters of fiscal 2014, the Company completed 230 build-to-suit transactions to support new store growth. Additionally, the Company completed sale-leaseback transactions under which it sold 23 stores to unrelated third-parties for net proceeds of approximately $32.5 million. Upon closing of the transactions, the Company deferred a gain of approximately $0.8 million realized on the sale of the assets and continues to amortize the gain over the initial lease term.

7. Shareholders’ Equity

Stock Repurchases

During the first three quarters of fiscal 2015, the Company did not repurchase shares of its common stock, and under the terms of the Dollar Tree merger agreement, the Company will not repurchase any shares of its common stock. During the first three quarters of fiscal 2014, the Company purchased a total of 1.8 million shares of its common stock at a cost of $125.0 million. All shares were purchased pursuant to share repurchase authorizations approved by the Board of Directors of the Company. Shares purchased under the share repurchase authorizations are generally held in treasury or are canceled and returned to the status of authorized but unissued shares.

As of May 30, 2015, the Company had $245.8 million remaining under the January 17, 2013, share repurchase authorization. The authorization does not have an expiration date, however is subject to the terms of the Dollar Tree merger agreement.

Option Exercises

During the first three quarters of fiscal 2015, a total of 0.4 million stock options with a weighted average exercise price of $51.37 were exercised. The total intrinsic value of the options exercised during the period was $9.8 million. During the first three quarters of fiscal 2014, a total of 0.4 million stock options, with a weighted average exercise price of $35.03, were exercised. The total intrinsic value of the options exercised during the period was $13.2 million.

Dividends

The Company paid no cash dividends during the second or third quarters of fiscal 2015, and under the terms of the Dollar Tree merger agreement, the Company will not pay any further dividends. The Company paid cash dividends of $0.31 per share for a total of $35.3 million during the first quarter of fiscal 2015. During the first three quarters of fiscal 2014, the Company paid cash dividends of $0.83 per share for a total of $94.8 million.

Stockholders’ Rights Plan

On June 8, 2014, the Company adopted a stockholders’ rights plan whereby the Board of Directors authorized and declared a dividend distribution of one right for each outstanding share of common stock of the Company to the stockholders of record at the close of business on June 19, 2014. The rights expired on June 8, 2015, and the Board of Directors did not extend the expiration date.

Stock-Based Compensation

The Company’s practice is to make a single annual grant to all key employees participating in stock-based compensation programs and to generally make other grants only in connection with employment or promotions. Following is a summary of the Company’s stock-based compensation programs.

Stock Options

The Company awards stock options at prices not less than the fair market value of the Company’s common stock on the grant date, as estimated by the Black-Scholes option-pricing model. Stock options granted prior to October 2014 expire five years from the grant date, and stock options granted during and after October 2014 expire ten years from the grant date. All stock options are exercisable to the extent of 40% after the second anniversary of the grant and an additional 30% at each of the following two anniversary dates on a cumulative basis. Compensation cost is recognized on a straight-line basis, net of estimated forfeitures, over the requisite service period.

Performance Share Rights (“PSR”)

During the first quarter of fiscal 2015, the Company discontinued the PSR program as a method for granting new awards. Currently, there are two active tranches of PSRs for plan years 2013 - 2015 and 2014 - 2016.

The Company’s PSRs give employees the right to receive shares of the Company’s common stock at a future date and have both a service condition and a performance condition. The service condition is an explicit requisite service period determined at the grant date and is generally three years. The performance condition is measured based on pre-tax return on equity and pre-tax income growth against a peer group determined by the Leadership Development and Compensation Committee of the Board of Directors. The actual number of shares issued can range from 0% to 200% of the employee’s target award depending on the Company’s performance relative to the peer group.

The Company values the PSRs at the grant date and re-evaluates the value each reporting period based on the most probable outcome of payout. Therefore, the compensation cost is adjusted throughout the term of the award to reflect the estimate of the most probable payout of shares. Upon vesting, the appropriate number of shares are issued, and the compensation cost reflects the total grant date fair value of those shares.

Restricted Stock Units (“RSU”)

During the first quarter of fiscal 2015, the Company implemented an RSU program, which replaces the PSR plan for new award issuances. Currently, there is one active tranche of RSUs for the plan year 2015 - 2017.

The Company’s RSUs give employees the right to receive shares of the Company’s common stock at a future date and have only a service condition. The service condition is an explicit requisite service period determined at the grant date and is generally three years. The Company recognizes expense related to the fair value of RSUs over the requisite service period on a straight-line basis. The fair value is determined using the closing price of the Company’s common stock on the grant date.

Employee Stock Purchase Program (“ESPP”)

During fiscal 2014, the Company instituted an ESPP which allows employees to purchase Company shares at a discount. Shares were purchased on a semi-annual basis with the Company’s expense equal to 15% of the closing price on the date of purchase. The stock-based payment expense was recognized on a straight-line basis over the six-month offering period. The final share purchase under the ESPP was executed during the second quarter of fiscal 2015, and the program has been discontinued.

8. Net Income Per Common Share

Basic net income per common share is computed by dividing net income by the weighted average number of shares outstanding during each period. Shares purchased through the ESPP are included in basic net income per common share.

Diluted net income per common share gives effect to all securities representing potential common shares that were dilutive and outstanding during the period. In the calculation of diluted net income per common share, the denominator includes the number of additional common shares that would have been outstanding if the Company’s outstanding dilutive stock options, PSRs, and RSUs had been exercised, as determined by the treasury stock method. Additionally, the incremental potential shares that would have been issuable through the ESPP at each reporting date were included in diluted net income per common share.

Certain stock options, PSRs, and RSUs, which have been summarized in the table below, were excluded from the calculation of diluted net income per common share because their effects were antidilutive.

	13 Weeks Ended		39 Weeks Ended
(in thousands)	May 30, 2015	May 31, 2014	May 30, 2015	May 31, 2014
Antidilutive shares	397	1,053	342	970

The following table sets forth the computation of basic and diluted net income per common share:

	13 Weeks Ended		39 Weeks Ended
(in thousands, except per share amounts)	May 30, 2015	May 31, 2014	May 30, 2015	May 31, 2014
Basic Net Income Per Common Share:
Net income	$79,943	$81,147	$198,026	$250,043
Weighted average number of shares outstanding	114,511	113,829	114,378	114,066
Net income per common share — basic	$0.70	$0.71	$1.73	$2.19

Diluted Net Income Per Common Share:
Net income	$79,943	$81,147	$198,026	$250,043
Weighted average number of shares outstanding	114,511	113,829	114,378	114,066
Effect of dilutive securities	244	321	258	392
Weighted average shares — diluted	114,755	114,150	114,636	114,458
Net income per common share — diluted	$0.70	$0.71	$1.73	$2.18

9. Litigation

The Company is engaged in a number of legal proceedings. The matters or groups of related matters discussed below, if decided adversely to the Company, or settled by the Company, individually or in the aggregate, may result in liability material to the Company’s Consolidated Condensed Financial Statements.

North Carolina Multi-District Misclassification Litigation

Since 2001, the Company has been involved in a series of cases in which certain store managers (“Store Managers”) have alleged they were improperly classified as exempt employees under the Fair Labor Standards Act (“FLSA”). Current and former Store Managers have filed lawsuits alleging the Company violated the FLSA and/or similar state laws, by classifying them as “exempt” employees who are not entitled to overtime compensation. The majority of the complaints also request recovery of overtime pay, liquidated damages, attorneys’ fees, and court costs.

In April 2008, a Multi-District Litigation forum (“MDL”) was created in the Western District of North Carolina, Charlotte Division (“NC Federal Court”) to handle cases alleging FLSA violations against the Company. The first two of the MDL cases were Grace v. Family Dollar Stores, Inc. and Ward v. Family Dollar Stores, Inc., filed in May 2004 and June 2006, respectively. In each of these cases, the court entered orders finding the plaintiffs were not similarly situated and, therefore, neither nationwide notice nor collective treatment under the FLSA was appropriate. Since that time, the NC Federal Court has granted 60 summary judgments ruling Store Managers are properly classified as exempt from overtime.

Presently, there are a total of 10 named plaintiffs in the remaining cases in the MDL, for which the NC Federal Court has not decided the class certification or summary judgment issue. The Company cannot reasonably estimate the possible loss or range of loss that may result from these cases.

Wage and Hour Class Action Litigation

The Company is currently a defendant in four additional class action lawsuits in four states alleging Store Managers should be classified as non-exempt employees under various state laws. The plaintiffs in these cases seek recovery of overtime pay, liquidated damages, attorneys’ fees, and court costs.

•                  Hegab v. Family Dollar Stores, Inc., was filed in the United States District Court for the District of New Jersey on March 3, 2011. The plaintiff is seeking unpaid overtime for himself and allegedly similarly situated current and former Store Managers under New Jersey law. The matter was administratively dismissed without prejudice. At the time of dismissal, no class had been certified. On January 14, 2014, the parties preliminarily agreed to resolve the litigation on a claims-made basis. On June 6, 2014, the parties filed a Joint Motion for Preliminary Approval of the settlement with the Court. The Court preliminarily approved the settlement on October 3, 2014. The Court granted final approval of the settlement on March 9, 2015, for an amount not material to the Consolidated Condensed Financial Statements. All class settlement payments have been made per the terms of the settlement agreement.

•                  Itterly v. Family Dollar Stores of Pennsylvania, Inc., which was formerly pending in the NC Federal Court, was remanded back to the United States District Court for the Eastern District of Pennsylvania on February 8, 2012. The plaintiffs are seeking unpaid overtime for a class of current and former Pennsylvania Store Managers whom the plaintiffs claim are not properly classified as exempt from overtime pay under Pennsylvania law. Discovery closed in June 2012. In August 2013, the Company filed summary judgment requesting the Court rule that Itterly was properly classified as exempt from overtime. The District Court granted the Company’s motion on January 30, 2014, and the case is now dismissed. On February 1, 2014, the plaintiffs filed a Notice of Appeal with the Third Circuit Court of Appeals. On April 9, 2015, the Third Court affirmed the district court’s decision granting summary judgment in favor of Family Dollar. As a result, this case is now dismissed.

•                  Premo v. Family Dollar Stores of Massachusetts, Inc., was filed in Worcester County Superior Court in the State of Massachusetts for alleged violations of the Massachusetts overtime law on April 26, 2013. The plaintiffs are seeking unpaid overtime for a class of current and former Massachusetts Store Managers whom plaintiffs claim are not properly classified as exempt from overtime under Massachusetts law. The Company removed the case to federal district court in Massachusetts on May 28, 2013. The plaintiffs challenged the removal to federal court. On March 28, 2014, the court remanded the claim back to state court. On April 7, 2014, the Company filed an interlocutory petition for appellate relief from the remand decision to the United States Court of Appeals for the First Circuit. In the interim, the Company filed its answer to the lawsuit on May 13, 2014. The Company currently awaits the Court’s ruling on its motion.

•                  Steingruber v. Family Dollar Stores of Florida, Inc., was filed in the United States District Court for the Middle District of Florida on February 23, 2015. The lawsuit was brought as a collective action on behalf of the plaintiff and other similarly situated Family Dollar store managers alleging the store managers are misclassified as being exempt from overtime under the FLSA. On April 3, 2015, the Company filed a Motion to Dismiss, or in the alternative to Stay the Case, a Motion to Compel Arbitration, and a Motion to Strike the Collective Action Allegations. Briefing is completed on these motions and they are currently pending before the court.

Considering, among other factors, the Company has obtained multiple decisions ruling its Store Managers are properly classified as exempt from overtime, the Company cannot reasonably estimate the possible loss or range of loss that may result from the Premo and Steingruber cases.

Gender Pay Litigation

Luanna Scott, et al. v. Family Dollar Stores, Inc.

On October 14, 2008, a complaint was filed in the U.S. District Court in Birmingham, Alabama captioned Scott, et al. v. Family Dollar Stores, Inc., alleging discriminatory pay practices with respect to the Company’s female Store Managers. This case was pled as a putative class action or collective action under applicable statutes on behalf of all Family Dollar female Store Managers. The plaintiffs seek recovery of back pay, compensatory and punitive money damages, recovery of attorneys’ fees, and equitable relief. The case was transferred to the United States District Court for the Western District of North Carolina in November 2008.

Presently, there are 48 named plaintiffs in the Scott case. On January 13, 2012, the trial court granted the Company’s Motion to Strike the class allegations asserted in the complaint based in part upon the United States Supreme Court’s ruling in Dukes v.

Wal-Mart. The plaintiffs filed an appeal of the Court’s dismissal of the class allegations to the United States Court of Appeals for the Fourth Circuit. On October 16, 2013, the Fourth Circuit Court of Appeals partially reversed the trial court’s ruling. While the Fourth Circuit agreed the original Complaint should not proceed as a class action, it remanded the case and instructed the trial court to allow the amendment of the complaint, and then consider, based upon the amended complaint, whether the case should proceed as a class action. On November 14, 2013, the Fourth Circuit denied further en banc review of the decision. On January 24, 2014, the Company filed a Petition for Writ of Certiorari to the United States Supreme Court. On June 30, 2014, the United States Supreme Court denied further review of the Fourth Circuit’s decision. The case is now back with the district court. On September 8, 2014, the district court entered a new Pretrial Order and Scheduling Plan and the parties are proceeding with limited discovery pursuant to those Orders.

The Company has tendered the matter to its Employment Practices Liability Insurance (“EPLI”) carrier for coverage under its EPLI policy. At this time, the Company expects the EPLI carrier will participate in any resolution of the case. The Company has exceeded its insurance retention and expects any additional legal fees and settlements will be paid by the EPLI carrier. No reserve is appropriate due to the status of the case.

Shareholder Litigation

Three putative class action lawsuits have been filed against Family Dollar, its directors, Dollar Tree and Dime Merger Sub, Inc., (subsidiary of Dollar Tree established for Family Dollar to merge into upon consummation of merger) in the Delaware Court of Chancery:

•                  Shiva Y. Stein v. Family Dollar Stores, Inc., et al., C.A. No. 9985, filed on July 31, 2014,

•                  Darrell Wickert v. Family Dollar Stores, Inc., et al., C.A. No. 10025, filed on August 11, 2014, and

•                  Stuart Friedman v. Family Dollar Stores, Inc., et al., C.A. No. 10080, filed on September 3, 2014.

On August 26, 2014, the Stein and Wickert actions were consolidated under the caption In re Family Dollar Stores, Inc. Stockholder, Litig., C.A. No. 9985-CB. On September 11, 2014, all three actions were consolidated under the caption In re Family Dollar Stores, Inc. Stockholder Litig., C.A. No. 9985-CB.

Each of the three actions has been brought on behalf of a putative class of Family Dollar’s stockholders, and each alleges, generally, that the members of the Family Dollar Board of Directors breached their fiduciary duties in connection with the pending Dollar Tree merger by, among other things, carrying out a process that the plaintiffs allege did not ensure adequate and fair consideration to Family Dollar’s stockholders. The plaintiffs further allege that Family Dollar and Dollar Tree aided and abetted the individual defendants’ breaches of their fiduciary duties. The plaintiffs seek equitable relief to enjoin consummation of the merger, rescission of the merger and/or rescissory damages, and attorneys’ fees and costs.

On August 28, 2014, the plaintiffs in the consolidated action filed motions for expedited proceedings and for a preliminary injunction enjoining the merger. On September 3, 2014, the plaintiffs in the consolidated action filed a motion for a temporary restraining order to require Family Dollar to terminate its rights agreement and to direct the Family Dollar Board of Directors to deem the terms of Dollar General’s proposal sufficient to warrant entering into negotiations with Dollar General under the terms of the Dollar Tree merger agreement. At a hearing on September 10, 2014, the Delaware Court of Chancery concluded the temporary restraining order application did not merit scheduling a hearing to consider such relief, and declined to do so. A hearing on the plaintiffs’ motion for a preliminary injunction was held on December 5, 2014, and on December 19, 2014, the Delaware Court of Chancery denied, in its entirety, the plaintiffs’ motion for preliminary injunctive relief. On December 24, 2014, the plaintiffs filed an application in the Delaware Court of Chancery to certify an appeal from the denial of preliminary injunctive relief to the Delaware Supreme Court, which application the Delaware Court of Chancery denied on January 2, 2015. The Company believes these lawsuits are without merit and intends to vigorously defend the claims in these actions. Due to the preliminary status, the Company cannot reasonably estimate the possible loss or range of loss that may result from these lawsuits.

Other Litigation

Winn-Dixie Stores, Inc., et al. v. Family Dollar Stores of Florida, Inc.

On March 5, 2014, the Company was served with a lawsuit entitled Winn-Dixie Stores, Inc., et al. v. Family Dollar Stores of Florida, Inc., in the Circuit Court for the Eleventh Judicial Circuit, in and for Miami-Dade County, Florida (the “Circuit Court”). In this lawsuit, Winn-Dixie Stores, Inc. (“Winn-Dixie”) alleges that 57 Family Dollar stores are currently, or have previously been, co-located in a shopping center with a Winn-Dixie store and are violating, or have violated, certain restrictive covenants Winn-Dixie contends are binding on the occupants of the shopping centers. Winn-Dixie seeks damages and injunctive relief limiting the sale of food and other items sold in the Company’s stores at issue in the lawsuit.

This case follows similar actions brought by Winn-Dixie against Dollar General Corporation, Dollar Tree, Inc., and Big Lots, Inc. The case against the Company is in the discovery stage of litigation and the Company continues to evaluate Winn-Dixie’s claims. The Company previously filed and prevailed on a Motion to Dismiss Winn-Dixie’s Amended Complaint. Thereafter, Winn-Dixie filed a Second Amended Complaint. Winn-Dixie has also filed a Motion for Temporary Injunction seeking to limit the Company’s sale of food and other items in the stores at issue pending final outcome of the suit. The Circuit Court has not set a hearing date for the Motion for Temporary Injunction.

This case has been assigned a trial date of January 4, 2016. Due to the preliminary status of the case, the Company cannot reasonably estimate the possible loss or range of loss that may result from this case.

Reginald Moore, et al. v. Family Dollar Stores, Inc.

On August 13, 2014, the Company was served with a putative class action petition entitled Reginald Moore, et al. v. Family Dollar Stores, Inc., in the Circuit Court of the City of St. Louis, Missouri. Mr. Moore contends that he, and others similarly situated, received Short Message Service (“SMS”) text message advertisements from the Company, without providing express written consent in violation of the Telephone Consumer Protection Act (“TCPA”). Mr. Moore has requested the court enter an order certifying the action as a class action, and appointing him as representative of the class. Mr. Moore further seeks judgment in favor of himself, and the proposed class, for all damages available under the TCPA, including statutory damages of $500 -$1,500 per willful violation.

The Case has been removed from the Circuit Court of the City of St. Louis, Missouri, to the United States District Court for the Eastern District of Missouri, Eastern Division. The Company moved to bifurcate discovery, thus limiting initial discovery to the individual named plaintiff, Reginald Moore. After a hearing on the issue, the judge ruled in favor of the Company and issued an order limiting initial discovery to Mr. Moore’s individual TCPA claim. The parties have conducted initial discovery related to Mr. Moore’s TCPA claim only. Additionally, the Company has filed a Motion for Summary Judgment on Mr. Moore’s individual claim. No ruling has been made on the Company’s Motion for Summary Judgment.

The case against the Company is in the initial stages of litigation and the Company is working to evaluate the allegations contained in the class action petition. Due to the preliminary status, the Company cannot reasonably estimate the possible loss or range of loss that may result from this case.

Other Matters

The Company is involved in numerous other legal proceedings and claims incidental to its business, including litigation related to alleged failures to comply with various state and federal employment laws, some of which are, or may be pled as class or collective actions, and litigation related to alleged personal or property injury damage, as to which the Company carries insurance coverage and/or has established accrued liabilities as set forth in the Company’s Consolidated Condensed Financial Statements. While the ultimate outcome cannot be determined, the Company currently believes these proceedings and claims, both individually and in the aggregate, are not expected to have a material impact on the Company’s Consolidated Condensed Financial Statements. However, the outcome of any litigation is inherently uncertain and, if decided adversely to the Company, or, if the Company determines settlement of such actions is appropriate, the Company may be subject to liability material to the Company’s Consolidated Condensed Financial Statements.

10. Segment Information

The Company operates a chain of more than 8,200 general merchandise retail discount stores in 46 states, serving the basic needs of customers primarily in the low- and middle-income brackets. The stores are supported by 11 distribution centers and one Store Support Center. All stores operate under the Family Dollar name and are substantially the same in terms of size, merchandise, customers, distribution, and operations. The Company has no franchised locations or other lines of business. All the Company’s operations are located in the United States with the exception of certain sourcing entities located in Asia and Europe. The foreign operations solely support domestic operations and are not material. The Company manages the business on the basis of one operating segment and therefore, has only one reportable segment. The following table presents net sales by classes of similar products. The combination of Home Products, Apparel and Accessories, and Seasonal and Electronics are referred to as “Discretionary” categories.

	13 Weeks Ended		39 Weeks Ended
(in thousands)	May 30, 2015	May 31, 2014	May 30, 2015	May 31, 2014
Classes of similar products:
Consumables	$2,022,992	$1,948,174	$5,982,901	$5,753,716
Home Products	251,379	260,129	754,642	782,404
Apparel and Accessories	214,981	210,860	564,810	565,992
Seasonal and Electronics	238,824	239,801	780,513	773,164
Net sales	$2,728,176	$2,658,964	$8,082,866	$7,875,276

The following table describes the Company’s product categories in more detail:

Consumables	Batteries
Diapers
Food
Hardware and automotive supplies
Health and beauty aids
Household chemicals
Paper products
Pet food and supplies
Tobacco

Home Products	Domestics, including blankets, sheets and towels
Giftware
Home décor
Housewares

Apparel and Accessories	Boys’ and girls’ clothing
Fashion accessories
Infants’ clothing
Men’s clothing
Shoes
Women’s clothing

Seasonal and Electronics	Personal electronics, including pre-paid cellular phones and services
Seasonal goods
Stationery and school supplies
Toys